Exhibit 11

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of November 11, 2005 by and between Spyglass Merger Corp., a Delaware corporation (together with its successors (including Serena (as defined below) after the Merger (as defined below) and permitted assigns, the “Company”), and Silver Lake Management Company, L.L.C., a Delaware limited liability company (the “Manager”).  Unless the context otherwise requires, all capitalized terms used, but not defined herein, shall have the meanings set forth in the Stockholders Agreement referenced in the Contribution and Voting Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Contribution Agreement”) among the Company, Silver Lake Partners II, L.P. and the other parties thereto (as such Stockholders Agreement may be amended, supplemented or otherwise modified from time to time).

RECITALS

WHEREAS, the Company has been formed for the purpose of merging with and into (the “Merger”) SERENA Software, Inc., a Delaware corporation (“Serena”), pursuant to the Agreement and Plan of Merger, dated as of November 11, 2005, between the Company and Serena (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, to enable the Company to engage in the Merger and related transactions, the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Company desires to retain the Manager to provide certain management and advisory services to it, and the Manager is willing to provide such services on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Services.  The Manager hereby agrees that, during the term of this Agreement (the “Term”), it will provide the following consulting and management advisory services to the Company as requested from time to time by the Board of Directors of the Company:

(a)           advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company;

(b)           financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries; and

(c)           such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Company may from time to time agree in writing.

The Manager shall devote such time and efforts to the performance of services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager on a weekly, monthly, annual or other basis.  The Company acknowledges that the Manager’s services are not exclusive to the Company and that the Manager will render similar services to other persons and entities.  The Manager and the Company understand that the Company may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Company under this Agreement.  In providing services to the Company, the Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.             Payment of Fees.

(a)           In the event that the Termination Fee (as defined in the Merger Agreement) becomes payable to the Company pursuant to the terms of the Merger Agreement, the Company shall cause the Termination Fee to be paid to the Manager.

(b)           The Company will pay to the Manager, in consideration of the Manager providing the Financial Advisory Services, a transaction fee (the “Transaction Fee”) in the amount of $10,000,000, such fee being payable at the Closing (as defined in the Merger Agreement) of the Merger.

(c)           During the period commencing on the Closing Date (as defined in the Merger Agreement) and continuing throughout the Term, the Company will pay to the Manager, an annual periodic fee of $1,000,000 (the “Periodic Fee”) in exchange for the ongoing services provided by the Manager under this Agreement, such fee being payable by the Company quarterly in advance on or before the start of each calendar quarter; provided, however, that the Periodic Fee for the period from the Closing Date through the last day of the calendar quarter in which the Closing occurs shall be paid upon Closing.  The Periodic Fee shall be prorated for any partial period of less than three months.

(d)           During the Term, as the Manager and the Company may mutually agree, the Manager may advise the Company in connection with financing, acquisition, disposition and change of control transactions involving the Company or any of its respective direct or indirect subsidiaries (however structured), and in connection with any such transaction the Company will pay to the Manager (or such Affiliates as they may respectively designate) an aggregate fee that is mutually agreed between the Manager and the Company, with the approval of the Co-Investor Designee, as defined in the Stockholders Agreement (the “Subsequent Fee”).

Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Manager may specify to the Company in writing prior to such payment.

3.             Term.  (a) This Agreement shall continue in full force and effect until the seven-year anniversary of the Closing (the “End Date”); provided, however, that (a) the Manager and the Company may unanimously cause this Agreement to be terminated with the approval of the Co-Investor Designee (in which case this Agreement will terminate), (b) the Manager may cause this Agreement to terminate at any time following (i) an Initial Public Offering, (ii) a transaction subject to Section 3.5 of the Stockholders Agreement or (iii) a sale of all or substantially all of the assets of the Company, in each case by delivering written notice of such termination to the Company (in which case this Agreement will terminate) and (c) the Company may cause this Agreement to be terminated at any time following an Initial Public Offering by delivering written notice of such termination to the Manager (in which case this Agreement will terminate).  In the event of a termination of this Agreement, the Company shall pay Manager (or such Affiliates as they may respectively designate) (i) all unpaid Periodic Fees (pursuant to Section 2(c) above), Subsequent Fees (pursuant to Section 2(d) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (ii) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until the End Date.  Sections 3 through 12 (inclusive) of this Agreement shall survive any termination of this Agreement.

4.             Expenses; Indemnification.

(a)           Expenses.  The Company will pay on demand all Reimbursable Expenses.  As used herein, “Reimbursable Expenses” means (i) all reasonable expenses incurred or accrued prior to the Closing Date by the Manager or its Affiliates in connection with this Agreement, the Merger Agreement, the Merger or any related transactions, consisting of their respective out-of-pocket expenses for travel and other incidentals in connection with such transactions (including, without limitation, all air travel (in such manner as determined by the Manager) and other travel related expenses) and the out-of-pocket expenses and the fees and charges of (A) Simpson Thacher & Bartlett LLP (as counsel to the Manager and its affiliated funds), (B) PricewaterhouseCoopers LLP and (C) any other consultants or advisors retained by the Manager or its Affiliates in connection with such transactions, (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to its affiliated funds’ investment in, the operations of, or the services provided by the Manager or its Affiliates to the Company or any of its Affiliates from time to time (including, without limitation, all air travel (in such manner as determined by the Manager) and other travel related expenses), and (iii) reasonable out-of-pocket legal expenses incurred by the Manager or its Affiliates from and after Closing Date in connection with the enforcement of rights or taking of actions under this Agreement, the Contribution Agreement or the Stockholders Agreement.

(b)           Indemnity and Liability.  The Company will indemnify, exonerate and hold the Manager and its Affiliates (other than the Company’s subsidiaries and other controlled Affiliates), and each of their respective partners, shareholders, members, directors, officers, fiduciaries, managers, controlling persons, employees and agents (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising out of, or in any way relating to (i) this Agreement, the Merger, any transaction to which the Company is a party or any other circumstances with respect to the Company (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Stockholders Agreement or the Contribution Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related persons) or any transaction entered into after the Closing Date or (ii) operations of, or services provided by the Manager to the Company or any of its Affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company, or any of its accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.  Expenses incurred in defending any civil or criminal action arising out of or relating to any event or circumstance to which this indemnity shall apply shall be paid by the Company upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it be later shown that such Indemnitee was not entitled to indemnification hereunder.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  None of the Indemnitees shall in any event be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct as a determined by a final, non-appealable determination of a court of competent jurisdiction.

5.             Disclaimer and Limitation of Liability; Opportunities.

(a)           Disclaimer; Standard of Care.  The Manager makes no representations or warranties, express or implied, in respect of the services to be provided by the Manager hereunder.  In no event shall the Manager or any of its Indemnitees be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct of the Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)           Freedom to Pursue Opportunities.  In recognition that the Manager and its Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager or its Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager and its Indemnitees have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand and the Manager (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Manager or its Indemnitees.  Except as the Manager may otherwise agree in writing after the date hereof:

(i)            The Manager and its Indemnitees shall have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that the Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the Company or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii)           The Manager and its Indemnitees shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company, on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require the Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii)          The Manager and its Indemnitees shall not be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such Person’s participation therein.

(c)           Limitation of Liability.  In no event will the Manager or any of its Indemnitees be liable to the Company or any of its Affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Manager hereunder.

6.             Information to be Provided.  The Company shall furnish or cause to be furnished to the Manager such information as reasonably requested by Manager in order to provide its services hereunder and that can be reasonably obtained by the Company and its subsidiaries (the “Information”); provided that the Manager shall keep the Information confidential and will not disclose, divulge or use the Information except in connection with the provision of services hereunder.  The Company recognizes and confirms that the Manager will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, does not assume responsibility for the accuracy or completeness of the Information and such other information and will be relying upon the Information without independent verification.

7.             Assignment, etc.  Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties, provided that upon consummation of the Merger all rights and obligations of the Company will be assumed by Serena and Serena shall be a party to this Agreement.  Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective Affiliates which provides services similar to those called for by this Agreement, in which event the Manager shall be released of its rights to fees under Section 2 and reimbursement of expenses under Section 4(a) and all of its obligations hereunder, so long as such obligations are assumed by such Affiliate and (b) the provisions hereof for the benefit of Indemnitees of the Manager shall inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries of such provisions entitled to enforce such provisions against the Company.

8.             Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Manager and the Company.  No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.             Governing Law; Jurisdiction.

(a)           Governing Law.  THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT CONSIDERATION OF THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b)           Consent to Jurisdiction.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE)

THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

(c)           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR HOLDINGS IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  Any party to this Agreement may file an original counterpart or a copy of this Section 9(c) with any court as written evidence of the consent of the parties to the waiver of their rights to trial by jury.

(d)           Reliance.  Each of the parties hereto acknowledges that he, she or it has been informed by each other party that the provisions of Section 8 hereof constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

10.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11.           Notice.  All notices, demands, and communications required or permitted under this Agreement shall be in writing and shall effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company:

Spyglass Merger Corp.
c/o Silver Lake Partners
2725 Sand Hill Road, Ste. 150
Menlo Park, California  94025
Facsimile:  (650) 233-8125
Attention:  Hollie Moore

If to the Manager:

Silver Lake Management Company, L.L.C.
c/o Silver Lake Partners
2725 Sand Hill Road, Ste. 150
Menlo Park, California  94025
Facsimile:  (650) 233-8125
Attention:  Alan Austin

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Facsimile:  (650) 251-5002
Attention:  Richard Capelouto

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.           Severability.  If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13.           Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

COMPANY:	SPYGLASS MERGER CORP.

	By:	/s/ HOLLIE MOORE
		Name:	Hollie Moore
		Title:	President

MANAGER:	SILVER LAKE MANAGEMENT COMPANY, L.L.C.

	By:	/s/ ALAN K. AUSTIN
		Name:	Alan K. Austin
		Title:	Managing Director and
Chief Operating Officer